Exhibit 99.1

FOR IMMEDIATE RELEASE

Magnolia Bancorp, Inc. Announces Leadership Transition and Appointment of New President and Chief Executive Officer

Metairie, La. — June 1, 2026 — Magnolia Bancorp (“Magnolia”) (OTCQB: MGNO) today announced a planned leadership transition at both Magnolia and its wholly owned subsidiary, Mutual Savings and Loan Association (“Mutual Savings”) designed to support Mutual Savings’ growth, long-term strategic direction, and operational excellence.

Effective June 1, 2026, Michael L. Hurley, who has served Mutual Savings for more than 42 years, will transition from the role of Chairman, President and Chief Executive Officer to Executive Chair of the Board of both Magnolia and Mutual Savings. Simultaneously, Robert W. Kimbro will assume the role of President and Chief Executive Officer of both Magnolia and Mutual Savings.

As Executive Chair of the Board, Mr. Hurley will remain actively involved in guiding the strategic direction of Magnolia and Mutual Savings, supporting executive leadership, and continuing to work closely with the Board of Directors on long-term organizational initiatives.

In his new role as President and Chief Executive Officer, Mr. Kimbro will oversee the day-to-day operating activities, including banking operations, customer service, lending, compliance and organizational performance.

To further strengthen leadership alignment and execution of strategic priorities, Mutual Savings will also establish an Executive Committee comprised of the Executive Chair, the President and Chief Executive Officer, and the Chief Financial Officer. The committee will focus on the implementation and oversight of Mutual Savings’ strategic objectives and key organizational initiatives.

About Mutual Savings

Mutual Savings is a federally chartered savings association with approximately $37 million in assets and is committed to providing high-quality financial services to individuals, families and businesses throughout the communities it serves. Mutual Savings is a wholly owned subsidiary of Magnolia Bancorp, Inc., whose stock is traded on the OTCQB market under the symbol “MGNO.”

Investor Contact:
Michael L. Hurley
Executive Chair
(504)-455-2444
mhurley@mutualsavings.com

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